Exhibit 99.1

PVH CORP. APPOINTS AJAY BHALLA TO ITS BOARD OF DIRECTORS

NEW YORK--(BUSINESS WIRE) – August 4, 2022 -- PVH Corp. [NYSE: PVH] today announces the appointment of Ajay Bhalla, President, Cyber & Intelligence at Mastercard International, to its Board of Directors. His appointment is part of the Board’s on-going refreshment process, which is bringing together business leaders with a diverse range of experiences, backgrounds and perspectives to support the PVH+ Plan. PVH+ is the Company’s multi-year strategy to accelerate growth by building on PVH’s core strengths and connect Calvin Klein and TOMMY HILFIGER, its iconic global brands, closer to the consumer than ever before. In connection with Mr. Bhalla’s appointment, the number of directors constituting the full Board will be increased to 12.

Stefan Larsson, PVH’s Chief Executive Officer, said: “Ajay brings deep digital commerce and cybersecurity expertise and he leads a fast-growing global business. His unique knowledge and experience, connecting consumer, commerce and technology, will be especially valuable in supporting the digital components of the PVH+ strategy.”

As President of Mastercard’s Cyber & Intelligence organization, Mr. Bhalla is responsible for advancing trust across Mastercard’s brand, products, services and digital ecosystem. He has been with Mastercard for over 20 years, holding various global leadership positions of increasing responsibility.

“We are pleased to welcome Ajay to PVH’s Board of Directors. Along with his extensive track record of success as a solutions-oriented innovator, and touching nearly every aspect of Mastercard’s business, he is committed to supporting Mastercard’s environmental, social and governance efforts, in line with PVH’s purpose to drive fashion forward for good,” said Michael Calbert, PVH Board Chair.

Mr. Bhalla commented: “It’s an honor to join PVH’s Board of Directors at this important time for the Company and the industry, and to be part of a values-led company with two of the world’s most iconic global brands, Calvin Klein and TOMMY HILFIGER.”

At Mastercard, Mr. Bhalla is also a member of both Mastercard’s Executive Leadership Team and its Management Committee. In addition, he serves as a Senior Fellow at The Fletcher School at Tufts University and as a Science Fellow at Massachusetts Institute of Technology (MIT), and is an Executive in Residence at Oxford University. He also is a strategic advisor to the World Economic Forum, serving on the Executive Steering Committee for Digital Trust and as a Co-Chair of the Global Council on Cybersecurity.

More information about PVH Corp.'s Board of Directors and corporate governance practices can be found here: https://www.pvh.com/investor-relations/governance.

About PVH Corp.

PVH is the growth platform for Calvin Klein and TOMMY HILFIGER. Through driving brand strength and relevance, we are connecting our global, iconic brands closer to where the consumer is going than ever before, today and with future generations. Guided by our values and enabled by our scale and global reach, we are driving fashion forward for good, as one team with one vision and one plan. That’s the Power of Us. That’s the Power of PVH.

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Contact:
Mark D. Fischer
Executive Vice President, General Counsel and Secretary
(212) 381-3509